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                                                                    EXHIBIT 11.1

                             STORAGE DIMENSIONS, INC.

                       COMPUTATION OF NET INCOME PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                               THREE MONTHS         SIX MONTHS
                                                                  ENDED                ENDED
                                                                 JUNE 30,            JUNE 30,
                                                             ----------------     ---------------
                                                              1997      1996       1997     1996
                                                             -------   ------     ------   ------
Net income (loss)..........................................  $(1,248)  $  271     $ (480)  $  390
Shares used in calculating net income (loss) per share:
  Weighted average common shares outstanding...............    7,841    1,608      5,411    1,608
  Common equivalent shares pursuant to Staff Accounting
     Bulletin No. 83(1)....................................       --    3,888      1,653    3,888
                                                             -------   ------     ------   ------
  Weighted average common and common equivalent shares
     outstanding...........................................    7,841    5,496      7,064    5,496
                                                             =======   ======     ======   ======
Net income (loss) per share................................  $ (0.16)  $ 0.05     $(0.07)  $ 0.07
                                                             =======   ======     ======   ======

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(1) Preferred Stock on an as-if converted basis and stock options and warrants granted from January 22, 1996 to March 11, 1997 (using the treasury stock method) are treated as outstanding through March 11, 1997 for all periods presented.